Exhibit 5.1
                         June 13, 2011
Teleflex Incorporated
155 South Limerick Road
Limerick, Pennsylvania 19468
Ladies and Gentlemen:
     We have acted as counsel to Teleflex Incorporated, a Delaware corporation (the “Company”) and the Guarantors listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 2, 2010, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission by the Company and the Guarantors on June 1, 2011 (the “Registration Statement”), relating to the issuance by the Company of $250,000,000 aggregate principal amount of 6.875% Senior Subordinated Notes due 2019 (the “Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Securities pursuant to the Underwriting Agreement, dated June 8, 2011 (the “Underwriting Agreement”), among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC. The Securities and the Guarantees will be issued under the Indenture dated as of August 2, 2010 (the “Base Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture relating to the Securities and the Guarantees dated as of June 13,

2011 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).
     We have examined the Registration Statement, Post-Effective Amendment No. 1, the Base Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, and the Second Supplemental Indenture, which is being filed with the Commission on the date hereof. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     We have assumed further that (1) each of the Guarantors listed on Schedule II hereto (the “Pennsylvania Guarantors”) is validly existing and in good standing under the law of the Commonwealth of Pennsylvania, (2) each of the Pennsylvania Guarantors has duly authorized, executed and delivered the Second Supplemental Indenture in accordance with the law of the Commonwealth of Pennsylvania and (3) the execution, delivery and performance by each of the Pennsylvania Guarantors of the Second Supplemental Indenture (including the Guarantees set forth therein) (A) do not and will not violate the law of the Commonwealth of Pennsylvania or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and (B) do not and will not constitute a violation of its charter, by-laws or similar organizational documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. Upon the due authentication, issuance and delivery of the Securities and payment therefor in accordance with the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     2. Upon the issuance and delivery of the Guarantees and the due authentication, issuance and delivery of the Securities and payment therefor in accordance with the Underwriting Agreement, the Guarantees set forth in the Second Supplemental Indenture will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the law of the State of California (only with respect to the matters described in the opinion in paragraph 2 above).

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on June 13, 2011 and to the use of our name under the caption “Validity of the Securities” in the Prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated June 8, 2011.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP

Schedule I
Guarantors

Jurisdiction of
Entity	Formation
Airfoil Technologies International-California, Inc.	DE
Airfoil Technologies International-Ohio, Inc.	DE
Arrow International Investment Corp.	DE
Arrow Interventional Inc.	DE
Specialized Medical Devices LLC	DE
Technology Holding Company	DE
Technology Holding Company II	DE
Technology Holding Company III	DE
Teleflex Holding Company II	DE
TFX Equities Incorporated	DE
TFX Group LLC	DE
TFX International Corporation	DE
TFX Medical Wire Products, Inc.	DE
TFX North America Inc.	DE
VasoNova, Inc.	DE
The Stepic Medical Distribution Corporation	NY
Teleflex Medical Incorporated	CA
Arrow International, Inc.	PA
Arrow Medical Products Ltd	PA

Schedule II
Pennsylvania Guarantors

Jurisdiction of
Entity	Formation
Arrow International, Inc.	PA
Arrow Medical Products Ltd	PA